Exhibit 99.1

Dendreon Announces Fourth Quarter and 2012 Year End Results

– Conference Call to be Hosted February 25, 2013 at 9:00 a.m. ET –

SEATTLE, February 25, 2013 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the fourth quarter and full year ended December 31, 2012. Net product revenue for the year ended December 31, 2012 was $325.3 million compared to $213.5 million for the year ended December 31, 2011. Net product revenue for the fourth quarter ended December 31, 2012 was $85.5 million, which includes a $3.8 million favorable adjustment to the Company’s chargebacks reserve due to a change in estimate. On a pro-forma basis, excluding this adjustment, net product revenue for the quarter and year ended December 31, 2012 was $81.6 million and $321.5 million, respectively, up 5% on a sequential quarter over quarter basis and 51% year over year.

Net loss for the year ended December 31, 2012 was $393.6 million, or $2.65 per share, compared to $337.8 million, or $2.31 per share for the year ended December 31, 2011.

As of December 31, 2012, Dendreon had approximately $429.8 million in cash, cash equivalents, and short-term and long-term investments, compared to $617.7 million as of December 31, 2011.

Fourth Quarter Highlights:

•	Continued strong performance in community accounts:

•	Community urology grew 25% overall quarter over quarter

•	Community oncology grew 4% overall quarter over quarter

•	Community accounts represent 71% of total sales, up from 58% in the fourth quarter of 2011

•	Natural shift away from academic, which declined 9% quarter over quarter

•	Continued new physician interest in PROVENGE® (sipuleucel-T):

•	Added 61 net new accounts in the fourth quarter, bringing total number of infusing accounts to 802

•	Continued improvement in reimbursement landscape for physicians

•	Noridian enhanced its coverage policy for PROVENGE prescribers

•	Reported average time to payment remains less than 30 days for physicians

•	Announced direct-to-consumer advertising campaign

•	Addresses significant need for patient education and awareness

•	National campaign targeted to key markets with efficient media buy of approximately $5 million per quarter

•	First commercial to air early in the second quarter of 2013; will be previewed live on the earnings call

•	Continue making progress with strategic restructuring:

•	Sold interest in Morris Plains, NJ facility to Novartis for $43 million and preserved approximately 100 jobs

•	Expect to reduce cost of goods sold (COGS) to below 50% of net product revenue in the beginning of the third quarter 2013

•

Expect to begin to see net benefits associated with the restructuring initiatives to begin to appear in financial results as early as the first half of 2013, with full benefits realized in the third quarter of 2013

•	Continued focus on expanding clinical data:

•

Data presented at the American Society of Clinical Oncology Genitourinary Cancers Symposium (ASCO-GU) continues to provide important insights into the treatment of advanced prostate cancer with PROVENGE, particularly as it relates to investigational uses of PROVENGE in combination or sequenced with other treatments

•	Actively evaluating partnering strategies for European expansion; continuing to enroll patients in the sipuleucel-T European Union open-label study; expect a mid-2013 regulatory decision in Europe

•	Completed enrollment of PROVENGE and ADT sequencing study; presented initial data at ASCO-GU and expect to present additional data in 2013

•	Completed enrollment of PROVENGE and Zytiga® (abiraterone) sequencing study; presented initial data at ASCO-GU and expect to present additional data in 2013

•	Initiating an early detection registry, in which men with castrate resistant prostate cancer but without known metastases, will be imaged regularly for evidence of metastatic disease

“We are pleased to have delivered a strong quarter for community sales,” said John H. Johnson, chairman, president and chief executive officer. “Given the need for increased patient awareness and education, we will build on our direct-to-consumer programs with targeted advertising beginning in the second quarter. As we work to drive the top line, we continue to reduce our cost of goods sold and streamline our cost position, and expect to begin to see net benefits of these actions as early as the first half of 2013.”

Conference Call Information

Dendreon will host a conference call on February 25, 2013 at 9:00 a.m. ET. To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 95297228. The call will also be audio webcast with supplemental information slides available from the Company’s website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1- 800-585-8367 or +1-404-537-3406 for international callers; the conference ID number is 95297228. The replay will be available from 12:00 p.m. ET on Monday, February 25, 2013 until 11:59 p.m. ET on Sunday, March 3, 2013. In addition, the webcast will be archived for on-demand listening for 90 days at www.dendreon.com and the supplemental information slides will be posted to the Company’s website.

PROVENGE Indication and Important Safety Information

PROVENGE® (sipuleucel-T) is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer.

PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company’s ongoing commitment to patients, Dendreon will conduct a registry of approximately 1500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group. For more information on PROVENGE, please see the full prescribing information at http://www.provenge.com or call 1-877-336-3736.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington, and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the restructuring, the timing and elements of the restructuring, the timing and form of related charges, the expected annual operating expense reduction, expectations and beliefs regarding Dendreon’s financial position, profitability and Dendreon’s ability to break even and achieve improved performance as a result of the restructuring, expectations regarding reductions of cost of goods sold, expectations regarding regulatory approval of PROVENGE® in Europe, expectations regarding the presentation of clinical data, developments affecting Dendreon’s U.S. and global business and prospects and potential revenue and earnings from product sales, expectations regarding market size and market opportunity, beliefs regarding the impact of our direct to consumer advertising, expectations with respect to our sales force execution, and progress generally on commercialization efforts for PROVENGE. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer due to competing therapies, instability in our sales force, including the risk that we cannot replace vacant sales positions on a prompt basis, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our operations to support the commercial launch of PROVENGE; the impact of competing therapies on sales of PROVENGE, and other factors discussed in the “Risk Factors” section of Dendreon’s Annual Report on Form 10-K for the year ended December 31, 2012. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this press release and does not undertake any obligation to update any forward- looking statements contained in this release as a result of new information, future events or otherwise.

CONTACTS:

Dendreon Corporation

Corporate Communications

Lindsay Rocco, 862-596-1304

media@dendreon.com

Joele Frank, Wilkinson Brimmer Katcher

Investor Relations

Andrea Rose, 212-355-4449

InvestorRelations@dendreon.com

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Product revenue, net	$85,455	$76,962	$325,333	$213,511
Royalty and other revenue	38	125,183	197	128,102

Total revenue	85,493	202,145	325,530	341,613

Operating expenses:
Cost of product revenue	54,371	57,020	227,892	159,090
Research and development	18,960	17,699	74,643	74,290
Selling, general and administrative	73,488	76,062	317,131	361,342
Restructuring, contract termination and asset impairment	(36,302)	105	45,667	38,587

Total operating expenses	110,517	150,886	665,333	633,309

Income (loss) from operations	(25,024)	51,259	(339,803)	(291,696)
Interest income	273	337	1,344	1,415
Interest expense	(13,940)	(13,681)	(55,252)	(47,705)
Other income (expense)	(4)	182	101	180

Net income (loss)	$(38,695)	$38,097	$(393,610)	$(337,806)

Basic and diluted net income (loss) per share	$(0.26)	$0.26	$(2.65)	$(2.31)

Shares used in computation of basic net income (loss) per share	149,737	146,789	148,777	146,163

Shares used in computation of diluted net income (loss) per share	149,737	150,163	148,777	146,163

	December 31,	December 31,
	2012	2011
Balance Sheet Data:
Cash and cash equivalents	$188,408	$427,100
Short-term investments	165,396	111,525
Long-term investments	76,045	79,071

Total cash and cash equivalents, short-term investments and long-term investments	$429,849	$617,696
Trade accounts receivable	38,884	35,541
Prepaid antigen costs	643	7,490
Inventory	76,300	69,502
Total assets	721,119	1,001,491
Convertible senior notes due 2016	532,744	508,418
Convertible senior subordinated notes due 2014	27,685	27,685
Total stockholders’ equity	34,613	352,637

DENDREON CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
GAAP net income (loss)	$(38,695)	$38,097	$(393,610)	$(337,806)
Non-GAAP adjustments:
Depreciation and amortization expense	8,505	10,877	39,657	36,674
Imputed interest related to the convertible senior notes due 2016	6,267	5,779	24,326	21,294
Restructuring, contract termination and asset impairment, including stock-based compensation expense:
Severance, contract termination and other expense	10,815	105	25,819	18,735
Non-cash stock-based compensation expense	325	—	2,015	5,022
Non-cash asset impairment	(47,442)	—	17,833	14,830
Management severance and other termination benefits:
Severance expense	801	—	7,766	—
Non-cash stock-based compensation expense	1,179	—	16,291	—
Other stock-based compensation expense	12,905	12,125	53,367	55,239
Royalty payment related to sale of VICTRELISTM	—	(125,000)	—	(125,000)

Non-GAAP net income (loss)	$(45,340)	$(58,017)	$(206,536)	$(311,012)

Non-GAAP net income (loss) per share-basic	$(0.30)	$(0.40)	$(1.39)	$(2.13)

Shares used in computation of basic net income (loss) per share	149,737	146,789	148,777	146,163

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. Dendreon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Dendreon’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators Dendreon management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.